Exhibit 99.1

Microsoft Quarterly Revenue Tops $10 Billion

Launch of Office 2003 and Strength in PC Market Fuels Demand for Desktop Software

Redmond, Wash.—Jan. 22, 2004—Microsoft Corp. today announced record revenue of $10.15 billion for the quarter ended Dec. 31, 2003, a 19% increase over $8.54 billion in the prior year. Operating income for the second quarter was $1.48 billion, compared to $2.23 billion in the prior year. Net income and diluted earnings per share for the second quarter were $1.55 billion and $0.14 per share. These results include stock based compensation expense of $2.17 billion (after-tax) or $0.20 per share, of which $1.48 billion (after-tax) or $0.14 per share related to the completion of the employee Stock Option Transfer Program. For the previous year, net income and earnings per share for the second quarter were $1.87 billion and $0.17 per share, including stock based compensation expense of $709 million (after-tax) or $0.07 per share, a $282 million (after-tax) or $0.03 per share charge for investment impairments, a $126 million or $0.01 per share tax benefit from the reversal of previously accrued taxes, and $141 million (after-tax) or $0.01 per share legal charge related to the state antitrust and unfair competition class action lawsuits.

“Consumer and corporate demand for PCs continued to exceed our expectations and resulted in solid double-digit revenue growth for Windows® XP and Office products,” said John Connors, chief financial officer at Microsoft. “In the second quarter, the overall corporate IT market also began to show signs of a recovery, with increased demand for both desktop and server products. Going forward, we will continue to focus on driving broader customer adoption of our latest enterprise products, including Office 2003, Windows Server™ 2003, Exchange Server 2003, and Small Business Server 2003.”

Information Worker revenue grew 27% over the prior year, as customers took advantage of the compelling value in the new Office System collaboration and productivity tools. Strong adoption of Office 2003 by consumers and small businesses drove sales in the retail and system builder channels to surpass expectations. Customers acquiring Office during the quarter included Eli Lilly and Company, Safeco Corporation, and Ticketmaster.

MSN® once again reported stronger than expected revenue growth of 19% over last year. “As MSN continues to invest in its growing businesses, we remain focused on achieving long term profitability,” said Bruce Jaffe, chief financial officer of MSN. “A key factor in attaining that long-term goal will be the success of MSN’s advertising business which achieved record revenue with 47% growth year over year, driven by strength in both traditional online and search-based advertising.” This month, MSN also launched MSN Premium and the new MSN.com, which provides additional services for broadband customers as well as new opportunities for advertisers. MSN Premium is Microsoft’s most comprehensive web service ever offered with advanced communication capabilities, security and protection features, and rich information services and productivity applications.

Home and Entertainment had a solid quarter driven by sales of Xbox® games and consoles. With over 400 games available, including 70 Live-enabled games, Xbox grew its U.S. cumulative game attach rate to 6.4, according to NPD Data. Since the launch of Xbox in 2001, Microsoft has sold over 13.7 million Xbox consoles worldwide and is on track to have sold 14.5 to 16.0 million consoles by the end of this fiscal year. In addition, Xbox Live™ momentum continued with subscribers growing to nearly 750,000, keeping the business on target to have one million subscribers by the end of the fiscal year.

Business Outlook

Management offers the following guidance for the quarter ending March 31, 2004, which includes stock based compensation expenses in accordance with SFAS 123:

•	Revenue is expected to be in the range of $8.6 billion and $8.7 billion.

•	Operating income is expected to be in the range of $3.0 billion and $3.1 billion, including stock based compensation expense of approximately $750 million.

•	Diluted earnings per share are expected to be in the range of $0.23 and $0.24, including stock based compensation expense of approximately $0.05.

Management offers the following guidance for the full fiscal year ending June 30, 2004, which includes stock based compensation expenses in accordance with SFAS 123:

•	Revenue is expected to be in the range of $35.6 billion and $35.9 billion.

•	Operating income is expected to be in the range of $10.3 billion and $10.6 billion, including stock based compensation expense of approximately $5.7 billion.

•	Diluted earnings per share are expected to be in the range of $0.82 and $0.83, including stock based compensation expense of approximately $0.35. The stock based compensation expense includes $0.14 related to the completion of the Stock Option Transfer Program in the December quarter.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors and Scott Di Valerio to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on January 22, 2005.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; the company’s ability to efficiently integrate acquired businesses such as Navision a/s; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; variations in equity compensation expenses under FAS 123, which will fluctuate based on factors such as the actual number of stock awards issued and the market value of the awards on the dates of grant; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; trade sanctions or changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of January 22, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and Internet technologies for personal and business computing. The company offers a wide range of products and services designed to empower people through great software – any time, any place and on any device.

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Microsoft, Windows, Windows Server, MSN, Xbox, and Xbox Live are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts only:

Curt Anderson, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended December 31		Six Months Ended December 31
	2002(1)	2003	2002(1)	2003
Revenue	$8,541	$10,153	$16,287	$18,368
Operating expenses:
Cost of revenue	2,137	2,344	3,481	3,824
Research and development	1,515	2,971	3,222	4,582
Sales and marketing	2,159	2,467	3,574	3,972
General and administrative	497	896	749	1,367

Total operating expenses	6,308	8,678	11,026	13,745

Operating income	2,233	1,475	5,261	4,623
Losses on equity investees and other	(12)	(5)	(34)	(15)
Investment income	375	842	416	1,605

Income before income taxes	2,596	2,312	5,643	6,213
Provision for income taxes	731	763	1,737	2,050

Net income	$1,865	$1,549	$3,906	$4,163

Earnings per share:
Basic	$0.17	$0.14	$0.36	$0.39

Diluted	$0.17	$0.14	$0.36	$0.38

Weighted average shares outstanding:
Basic	10,703	10,810	10,711	10,800

Diluted	10,846	10,899	10,916	10,908

(1)	The three and six months ended December 31, 2002 results have been restated to reflect a two-for-one stock split in February 2003 and for the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2003 (1)	Dec. 31, 2003
Assets
Current assets:
Cash and equivalents	$6,438	$6,149
Short-term investments	42,610	46,628

Total cash and short-term investments	49,048	52,777
Accounts receivable, net	5,196	5,608
Inventories	640	621
Deferred income taxes	2,506	2,068
Other	1,583	1,326

Total current assets	58,973	62,400
Property and equipment, net	2,223	2,178
Equity and other investments	13,692	14,901
Goodwill	3,128	3,110
Intangible assets, net	384	345
Deferred income taxes	2,161	1,259
Other long-term assets	1,171	1,744

Total assets	$81,732	$85,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,573	$1,360
Accrued compensation	1,416	1,143
Income taxes	2,044	3,500
Short-term unearned revenue	7,225	6,229
Other	1,716	1,695

Total current liabilities	13,974	13,927
Long-term unearned revenue	1,790	1,623
Other long-term liabilities	1,056	1,044
Stockholders’ equity:
Common stock and paid-in capital — shares authorized 24,000; Shares issued and outstanding 10,771 and 10,789	49,234	52,676
Retained earnings, including accumulated other comprehensive income of $1,840 and $2,195	15,678	16,667

Total stockholders’ equity	64,912	69,343

Total liabilities and stockholders’ equity	$81,732	$85,937

(1)	June 30, 2003 balance sheet has been restated for the retroactive adoption of SFAS 123.

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended December 31		Six Months Ended December 31
	2002(1)	2003	2002(1)	2003
Operations
Net income	$1,865	$1,549	$3,906	$4,163
Depreciation, amortization, and other non-cash items	275	300	548	628
Stock based compensation	1,058	3,232	2,106	4,247
Net recognized (gains) / losses on investments	140	(321)	615	(600)
Stock option income tax benefits	296	148	661	637
Deferred income taxes	(592)	(985)	(1,531)	(979)
Unearned revenue	2,500	2,774	6,593	4,988
Recognition of unearned revenue	(2,795)	(3,166)	(5,538)	(6,149)
Accounts receivable	(349)	(1,004)	402	(328)
Other current assets	404	607	367	293
Other long-term assets	(50)	55	(22)	41
Other current liabilities	(375)	1,256	422	980
Other long-term liabilities	390	129	410	77

Net cash from operations	$2,767	$4,574	$8,939	$7,998

Financing
Common stock issued	365	189	904	884
Common stock repurchased	(936)	(730)	(4,433)	(1,775)
Common stock dividends	0	(1,729)	0	(1,729)

Net cash used for financing	$(571)	$(2,270)	$(3,529)	$(2,620)

Investing
Additions to property and equipment	(276)	(172)	(436)	(339)
Acquisition of companies, net of cash acquired	(9)	0	(879)	(4)
Purchases of investments	(19,406)	(22,377)	(46,091)	(46,975)
Maturities of investments	3,302	825	6,532	3,475
Sales of investments	14,370	19,775	37,958	38,146

Net cash used for investing	$(2,019)	$(1,949)	$(2,916)	$(5,697)

Net change in cash and equivalents	177	355	2,494	(319)
Effect of exchange rates on cash and equivalents	37	26	42	30
Cash and equivalents, beginning of period	5,338	5,768	3,016	6,438

Cash and equivalents, end of period	$5,552	$6,149	$5,552	$6,149

(1) The three and six months ended December 31, 2002 cash flows statements have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Segment Revenue

(In millions)

	Three Months Ended December 31		Six Months Ended December 31
	2002	2003	2002	2003
Segments
Client	$2,534	$3,059	$5,341	$5,868
Server and Tools	1,763	2,134	3,388	4,000
Information Worker	2,285	2,895	4,553	5,182
Microsoft Business Solutions	135	190	241	318
MSN	459	546	886	1,037
Mobile and Embedded Devices	38	63	66	116
Home and Entertainment	1,327	1,266	1,812	1,847

Total revenue	$8,541	$10,153	$16,287	$18,368

Microsoft Corporation

Financial Highlights

Second Quarter 2004

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2003)

Certain statements made in this document, including the statements in the third paragraph of the Management Summary, are forward-looking statements that are based on current expectations and assumptions. The press release accompanying this document includes factors which could cause actual results to differ materially from our expectations. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Management Summary

Revenue for the second quarter of fiscal year 2004 was $10.15 billion, an increase of 19% over the second quarter of fiscal year 2003. The revenue growth was driven primarily by licensing of the recently launched Office 2003, increased licensing of Windows operating systems through OEMs and Server and Tools products, and 19% growth in MSN revenue.

During the second quarter, the continued strong PC shipment growth influenced our overall revenue growth. We estimate that total PC shipments grew 12% from the second quarter of the prior year reflecting strength in the consumer segment and notebook sales. We also observed an improvement in overall IT spending. We estimate that total server hardware shipments grew 13%, with Windows Server shipments growing faster than the overall sector at 19% in the second quarter of fiscal 2004. The net impact of foreign exchange rates on revenue was positive in the second quarter compared to a year ago, primarily due to a stronger Euro and Japanese yen versus the U.S. dollar. Had the rates from the prior year’s second quarter been in effect in the second quarter of fiscal 2004, translated international revenue earned in local currencies would have been approximately $312 million lower. Certain manufacturing, selling, distribution, and support costs are disbursed in local currencies, and a portion of international revenue is hedged, thus offsetting a portion of the translation exposure.

For the full fiscal 2004, PC shipments are expected to grow at double digit rates. In the second half of the fiscal year, we expect PC market growth to be driven by both consumer and business demand for PCs. We believe the overall server hardware sector and IT spending outlook is improving. Our enterprise server products revenue results should be positively influenced by the continued shift to lower cost X86 server architecture. As a result, we expect overall server hardware shipment growth for fiscal 2004 to reach double digit growth with Windows Server operating systems licenses growing faster than the overall sector. We believe foreign exchange rates will stabilize during the second half of our fiscal year and we will continue to benefit from the U.S. dollar’s position relative to the Euro and Japanese yen in the second half of the fiscal year.

Consolidated operating income of $1.48 billion declined 34% for the second quarter of fiscal year 2004 due primarily to $2.21 billion in stock based compensation expenses related to our employee stock option transfer program completed in the second quarter of fiscal 2004. Increased marketing, legal costs, and employee-related costs associated with additional headcount also contributed to the increase in operating expenses.

Product Revenue

Our seven segments are: Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, and other standard Windows operating systems. Client revenue was $3.06 billion in the second quarter, growing 21% from the second quarter of the prior year. Windows OEM license units grew 27%, driving a 26% growth in OEM revenue compared to the prior year. The mix of Windows units shipped with the Professional version remained steady at 55% of total Windows licenses compared to the prior year. In the first quarter of fiscal 2003, we completed our transition to new licensing terms under which OEMs are billed for products when Certificates of Authenticity (COAs) are acquired rather than upon PC shipment, which resulted in reported licenses in the second quarter of the prior year to be unusually low as some OEMs accumulated inventory at the end of the first quarter of fiscal 2003. Revenue from commercial and retail licensing grew 4% compared to the prior year’s second quarter. We anticipate that total PC shipments will grow at double digit rates for the rest of fiscal 2004, continuing to influence our growth in Client revenue. We do not expect any significant incremental shift toward our higher priced Windows Professional version.

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. Total Server and Tools revenue grew 21% to $2.13 billion in the second quarter. Server revenue, including CALs, grew $290 million or 22% driven primarily by an estimated 19% increase in Windows-based server shipments driving 17% growth in new Windows Server license sales as well as growth in SQL Server and Exchange Server revenue. Consulting and Premier product support services increased $70 million or 29% compared to the prior year’s second quarter. Revenue from developer tools, training, certification, Microsoft Press and other services grew $11 million or 5%.

Information Worker includes revenue from Microsoft Office, Microsoft Project, Microsoft Visio, SharePoint Portal Server CALs, other information worker products including Microsoft LiveMeeting and OneNote, and professional product support services. Revenue from Information Worker was $2.90 billion in the second quarter of fiscal 2004, increasing 27% from the prior year’s second quarter. Revenue for the quarter included $137 million of revenue deferred from the first quarter of fiscal 2004 for rights to upgrade to Office 2003 provided to customers who purchased Office in first quarter. Revenue growth also included 36% growth in retail packaged product sales in part due to the release of the new Office 2003 during the second quarter. OEM licensing revenue from Office products and pre-installed versions of Office in Japan grew 22% from the second quarter of fiscal 2003. Contributing to the increase in revenue was a lower deferral rate for undelivered elements in the quarter ended December 31, 2003 as compared to the prior year’s comparable quarter, which resulted in a higher proportion of revenue earned.

Microsoft Business Solutions includes Microsoft Great Plains, Microsoft Navision, Microsoft Axapta, Microsoft Solomon, Microsoft CRM, bCentral and other business applications and services. Microsoft Business Solutions revenue for the second quarter was $190 million, a 41% increase compared to $135 million in the prior year’s second quarter. The revenue increase of $55 million was primarily attributable to continued growth in licensing of Navision products and Business Contact Manager.

MSN includes MSN subscriptions and the MSN network of Internet products and services. MSN revenue totaled $546 million in the second quarter growing 19% from the second quarter of the prior year. MSN Network services revenue grew $93 million or 47% as a result of growth in paid search and growth in the overall Internet advertising market. MSN subscription revenue declined $6 million or 2% as the number of subscribers continued to decline as our narrowband subscriber base continues to migrate to competitively priced broadband or other ISVs. Subscription revenue may decline for the remainder of the fiscal year as the overall MSN subscriber base is expected to continue to decline.

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded device operating systems, MapPoint, and Windows Automotive. Second quarter revenue totaled $63 million, compared to $38 million in the prior year’s second quarter. The increase in revenue was driven by growth in all businesses. The strong revenue growth realized by MapPoint will attenuate in future quarters, as the present growth rate reflects the acquisition of Vicinity Corporation during the second quarter of the prior fiscal year.

Home and Entertainment includes the Xbox video game system, PC games, consumer software and hardware, and TV platform. Home and Entertainment revenue was $1.27 billion in the second quarter of fiscal 2004, declining 5% from $1.33 billion in the prior year’s second quarter. Xbox revenue increased $15 million or 2% from the prior year’s second quarter, with $175 million related to higher volumes of Xbox software, offset by a $37 million decline due to lower Xbox console volumes and a $123 million decrease related to price reductions of Xbox consoles and software. Xbox console volumes declined 6%.

This decline primarily reflects a change in the timing of the introduction of our Xbox holiday offering, which in fiscal 2004 occurred in the first quarter and in fiscal 2003 occurred in the second quarter. Xbox’s life to date U.S. games attach rate according to NPD data was 6.4 games per console with over 400 games available. Revenue from consumer hardware and software and PC games declined $78 million or 18% compared to the second quarter of fiscal 2003 due to stronger sales of our PC games software titles in the prior year and a decline in revenue from PC gaming devices.

Operating Expenses

We adopted the fair value recognition provisions of SFAS 123 on July 1, 2003 and restated prior periods to reflect compensation cost under the recognition provisions of SFAS 123 for all awards granted to employees after July 1, 1995. Headcount-related costs in operating expenses include stock based compensation.

In the second quarter of fiscal 2004, we completed an employee stock option transfer program with JPMorgan. In general, employees could elect to transfer all of their vested and unvested outstanding stock options with a strike price of $33 or higher (“eligible options”) to JPMorgan. The unvested eligible options that we transferred to JPMorgan became vested upon the transfer. The price paid by JPMorgan for the transferred options was determined by reference to the arithmetic average of the closing prices of Microsoft common stock during a contractually defined period from November 14, 2003 to December 8, 2003 which is referred to as the “averaging period.”

The average closing price for our common stock during the averaging period was $25.5720. A total of 18,503 (51%) of the 36,539 eligible Microsoft employees elected to participate in the stock option transfer program. A total of 344.6 million (55%) of the 621.4 million eligible options were tendered. Under the terms of the program, JPMorgan paid Microsoft $382 million for the transferred options. Microsoft made an initial payment of $219 million to participating employees for the transferred options, with a remaining portion to be paid in one or more payments that are subject to participating employees’ continued employment over the next two or three years. The options that were transferred to JPMorgan resulted in a stock based compensation expense of $2.21 billion ($1.48 billion after-tax or $0.14 per diluted share). This expense consists of the unrecognized compensation costs of the options that were transferred, less the amounts payable applicable to those previously unvested options that are subject to continued employment of the participating employees entitled to receive contingent payments.

At December 31, 2003, 1.08 billion stock options were outstanding, compared to 10.79 billion common shares outstanding. The stock option figure includes vested and unvested employee stock options and includes the options transferred to JPMorgan.

Total stock based compensation costs, including the amounts related to the employee stock option transfer program, reflected in operating expenses for the second quarter of fiscal 2004 were $3.23 billion, compared to $1.06 billion in the prior year’s comparable quarter.

Cost of revenue was $2.34 billion, or 23.1% of revenue, in the second quarter, compared to $2.14 billion, or 25.0% of revenue, in the second quarter of the prior year. The increase in absolute dollars resulted primarily from $215 million in stock based compensation expense associated with the employee stock option transfer program. The increase in absolute dollars in cost of revenue was partially offset by a 12% decrease in Home & Entertainment costs, due to a decrease in Xbox console units sold and lower costs of producing the Xbox console.

Research and development expenses in the second quarter of fiscal 2004 were $2.97 billion, 29.3% of revenue, compared to $1.52 billion, 17.7% of revenue, in the second quarter of the prior year. The increase was primarily due to $1.31 billion in stock based compensation expense associated with the employee stock option transfer program and $167 million or 14% increase in headcount-related costs.

Sales and marketing expenses were $2.47 billion in the second quarter, or 24.3% of revenue, compared to $2.16 billion in the second quarter of the prior year, or 25.3% of revenue. Sales and marketing costs increased in absolute dollars due to $400 million in stock based compensation expense associated with the employee stock option transfer program and $17 million or 2% in higher marketing.

General and administrative costs were $896 million in the second quarter compared to $497 million in the comparable quarter of the prior year. General and administrative costs increased in the second quarter primarily from $280 million in stock based compensation expense and $19 million in fees and expenses associated with the employee stock option transfer program as well as higher legal costs including certain settlement costs and headcount-related expenses.

Non-operating Items, Investment Income, and Income Taxes

Losses on equity investees and other consists of Microsoft’s share of income or loss from equity method investments and income or loss attributable to minority interests. Losses on equity investees and other decreased to $5 million in the second quarter of fiscal 2004, from $12 million in the comparable quarter of fiscal 2003.

The components of Investment income are as follows:

	Three Months Ended Dec. 31
(In millions)	2002	2003
Dividends and interest	$515	$521
Gains/(losses) on investments	(104)	310
Gains/(losses) on derivatives	(36)	11

Investment income	$375	$842

Dividends and interest increased mainly due to the higher interest income earned on a larger investment portfolio, partially offset by $33 million of AT&T dividends earned in the prior comparable quarter.

Gains/(losses) on investments includes other-than-temporary impairments of $43 million in the second quarter of fiscal 2004, compared to $421 million in the second quarter of the prior year. Realized gains from investments increased to $353 million, compared to $317 million in the second quarter of the prior year.

Gains on derivatives were $11 million in the second quarter of fiscal 2004, compared to losses of $36 million in the second quarter of fiscal 2003.

The effective tax rate for the second quarter was 33%. The effective tax rate for fiscal 2003 was 32%, reflecting a one-time benefit in the second quarter of $126 million from the reversal of previously accrued taxes. Excluding this reversal, the effective fiscal 2003 tax rate would have been 33%.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. The percentage of revenue recorded as unearned due to undelivered elements ranges from approximately 15% to 25% of the sales price for Windows XP Home, approximately 5% to 15% of the sales price for Windows XP Professional, and approximately 1% to 15% of the sales price for desktop applications, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three and a half years for Windows operating systems and two years for desktop applications. Unearned revenue also includes payments for online advertising for which the advertisement has yet to be displayed and payments for post-delivery support services to be performed in the future.

The components of unearned revenue were as follows:

(In millions)	Sept. 30 2003	Dec. 31 2003
Volume licensing programs	$4,789	$4,579
Undelivered elements	2,700	2,624
Other	758	649

Unearned revenue	$8,247	$7,852

Unearned revenue by segment was as follows:

(In millions)	Sept. 30 2003	Dec. 31 2003
Client	$3,013	$2,954
Server and Tools	1,917	1,945
Information Worker	3,009	2,635
Other segments	308	318

Unearned revenue	$8,247	$7,852

Unearned revenue as of December 31, 2003 decreased $395 million from September 30, 2003. The sequential decrease reflected a $76 million decrease in unearned revenue related to undelivered elements as deferral rates were lowered and product life cycles lengthened for the underlying products licensed in the quarter ended December 31, 2003 compared to fiscal 2003, resulting in a higher proportion of revenue earned. The sequential decline also reflects the recognition of $137 million of previously deferred revenue associated with the rights to upgrade to Office 2003 and a net decrease of $210 million in unearned revenue from volume licensing programs as $296 million of revenue was earned from previously deferred revenue from Upgrade Advantage programs. Of the $7.85 billion of unearned revenue at December 31, 2003, $2.56 billion is expected to be recognized in the third quarter of fiscal 2004, $1.94 billion in the fourth quarter of fiscal 2004, $1.08 billion in the first quarter of fiscal 2005, $647 million in the second quarter of fiscal 2005, and $1.62 billion thereafter.

The revenue earned from the Upgrade Advantage programs for fiscal years 2003 and 2004 was as follows (in millions):

Three months ended
Sept. 30, 2002	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
$464	$480	$450	$421	$379	$296

Cash Flow

Cash and short-term investments totaled $52.78 billion as of December 31, 2003. Cash flow from operations for the second quarter of fiscal 2004 was $4.57 billion, compared to $2.77 billion in the comparable quarter of the prior year. The increase reflects higher net income before stock based compensation expense, and other changes in working capital. Cash used for financing was $2.27 billion in the second quarter of fiscal 2004, compared to $571 million in the comparable quarter of the prior year. This increase in cash used from the prior year primarily reflected the cash dividend payment of $1.73 billion. We also repurchased 30.5 million shares of common stock under our share repurchase program in the second quarter, compared to 38.8 million shares repurchased in the prior year. Cash used for investing was $1.95 billion in the second quarter, compared to $2.02 billion in the prior year.

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For More Information:

Curt Anderson, Senior Director, Investor Relations, (425) 706-3703